Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated	Corporate Relations, Inc.

310-395-2215

jmills@icrinc.com

CUTERA SETTLES PATENT LITIGATION WITH PALOMAR

- Secures Non-Cancellable License, Resolves All Outstanding Lawsuits And Reaches

Mutual Agreement To Avoid Future Litigation On Existing Products

Brisbane, California, June 5, 2006 – Cutera, Inc.® (Nasdaq: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, today announced that it has settled all patent infringement lawsuits with Palomar Medical Technologies, Inc. As part of this transaction, Cutera and Palomar have agreed to refrain from asserting any further patent claims against the other’s current product offerings.

Under the terms of the settlement, Cutera will pay Palomar for sales of its systems that contain Nd:YAG- and/or ProWave770 handpieces for hair removal. A one-time estimated payment of 22 million will be paid to Palomar for royalties due on past sales of those systems, accrued interest, penalties and partial reimbursement of Palomar’s legal costs.

The royalty rate for sales of hair-removal-only systems, which represent approximately 10% of Cutera’s current net revenue, will be equal to 7.5% and that rate will drop to as low as 3.75% for multi-application systems that include hair-removal capability. Products which do not include hair removal capability – such as Cutera’s Solera Titan system, Service, Titan hand-piece refills - are not subject to any royalties. The Company’s blended royalty rate is estimated to equal about 3.5% of Cutera’s current revenue, as opposed to about 7.5% of total 2000 revenue.

Kevin Connors, Cutera’s president and CEO, commented, “We have been engaged in this litigation since February 2002, and are pleased to get the cost and related distraction behind us. Both the uncertainty associated with a jury trial, the costly, protracted schedule of a second lawsuit, and possible appeals, have helped us determine that global resolution of these matters is the best solution. We have shown a commitment to launching innovative applications each year, and any new products that do not include hair-removal capability would not be subject to royalties under this license agreement. With this litigation now behind us, Cutera will be able to better focus its efforts on building a world class organization that offers the broadest range of aesthetic solutions to the professional medical market.”

For more information, please see the Settlement Agreement and the License Agreement filed as exhibits to a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems to the professional aesthetic market. Since 1998, Cutera has been developing innovative, easy-to-use products that enable dermatologists, plastic surgeons, gynecologists, primary care physicians and other qualified practitioners to offer safe, effective and non-invasive aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the expected amounts of settlement payments, the anticipated blended royalty rate that will be owing to Palomar, and our future success are forward-looking statements within the meaning of the Safe Harbor. Forward-Looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Cutera’s business and its financial results are detailed in its most recent 10-K and 10-Q as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward–looking statements which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.